UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

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On September 28, 2020, Robert B. Barnhill, Jr. issued the following press release:

Robert B. Barnhill, Jr. Files Preliminary Consent Solicitation Statement to
Remove and Replace a Majority of TESSCO Technologies Incorporated’s Directors

Mr. Barnhill Highlights TESSCO’s Unacceptable Performance and a Lack of Proper Board Oversight and Says it is Time for a Change

Mr. Barnhill Urges Shareholders to Hold the Board Accountable by Removing Five TESSCO Directors and Replacing Them with Four Highly Qualified Independent Nominees

Mr. Robert B. Barnhill, Jr., founder, former Chairman and CEO, current director and the largest shareholder of TESSCO Technologies Incorporated (NASDAQ: TESS) (“TESSCO” or the “Company”) has determined, in light of the significant loss of value that shareholders have experienced in recent years, that it is time to take significant actions to turn TESSCO around. The key steps to turning TESSCO around are: (1) reconstituting the Board with new directors possessing significant experience pertinent to TESSCO’s future success and diversity; (2) increasing shareholder representation by adding two new directors proposed by unaffiliated shareholders owning 5% or more of TESSCO’s outstanding shares and (3) restoring TESSCO’s strategic direction of being a value-added supplier while focusing on execution excellence in an effort to drive shareholder value.

Mr. Barnhill started TESSCO in 1975, and he held the role of CEO and Chairman of the Board of Directors of TESSCO (the “Board”) until September 2016. In 2016, Mr. Barnhill retired as CEO and remained Chairman of the Board until August of this year when without notice Mr. Barnhill was removed as Chairman and replaced by John D. Beletic. Mr. Barnhill has made the success of TESSCO his life’s work and he is deeply troubled by the significant loss of value that shareholders have experienced in recent years. Since the time Mr. Barnhill retired as CEO, TESSCO has experienced significant financial challenges. Mr. Barnhill believes this is a result of poor strategic vision and business execution.

Mr. Barnhill has made countless efforts to improve TESSCO’s direction by continuously sharing his concerns and insights with the Company’s leadership and the Board. Despite these efforts, Mr. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, whom we collectively refer to as the Underperforming Directors, have remained passive and refused to make the types of changes needed to return the company to profitability. As a result, TESSCO’s shares have shed over 70% of their value over the past five years.

The level of shareholder dissatisfaction with the Underperforming Director’s performance was made evident at TESSCO’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”). At that meeting, four of the Underperforming Directors barely avoided triggering the Board’s resignation policy with none receiving more than 51.6% of the votes cast. Mr. Beletic received only 50.06% of the votes cast. Rather than responding to this significant opposition expressed by shareholders, the Underperforming Directors have instead continued to take actions to entrench their positions.

After the 2020 Annual Meeting, the Board did not engage in any constructive discussion with Mr. Barnhill regarding the poor performance of the Company or the significant shareholder opposition to four of the Underperforming Directors. Rather, the Board, led by Mr. Beletic, took actions to entrench the Underperforming Directors and to further reduce the input of Mr. Barnhill (the director who received the second highest number of votes at the 2020 Annual Meeting). In addition to removing Mr. Barnhill as Chairman, the Board doubled the threshold to call a special meeting of stockholders from 25% to 50% of outstanding shares, further insulating the Underperforming Directors from the shareholders.

Mr. Barnhill’s financial interests as the largest shareholder of TESSCO (owning approximately 18.6% of the outstanding shares) are directly aligned with the financial interests of his fellow TESSCO shareholders. The Underperforming Directors collectively only own approximately three percent of the Company’s outstanding shares.

We believe that replacing the Underperforming Directors with the nominees listed below will break the Board dynamic that has resulted in significant losses for shareholders and refocus the TESSCO leadership team on turning the Company around.

As a first step to turn TESSCO around, Mr. Barnhill intends to launch a solicitation of consents from the shareholders of TESSCO to (1) remove the Underperforming Directors, (2) elect Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean (the “Nominees”) to replace the Underperforming Directors, (3) amend TESSCO’s bylaws (the “Bylaws”) to repeal any provision of the Bylaws, adopted after August 7, 2020 without the approval of shareholders in order to prevent the Board from adopting bylaw amendments that seek to entrench the current Board and (4) amend the Bylaws to reduce the percentage of shareholders that may cause TESSCO to call a special meeting of shareholders to holders of 25% of the aggregate number of votes possessed by the shares of stock of all classes then outstanding and entitled to vote at a special meeting (which was the standard prior to the Board recently amending the Bylaws without shareholder approval to increase the threshold to 50%). The replacement of the Underperforming Directors with the four Nominees will ensure that the Company is led by a reconstituted Board with improved relevant industry expertise, increased diversity, and greater shareholder representation. If the consent solicitation is successful, Mr. Barnhill intends to request that the Board temporarily reduce the Board size to seven members, and, as soon as practicable, consider individuals proposed by any unaffiliated shareholders of TESSCO owning more than 5% of the outstanding Shares (exclusive of Mr. Barnhill) and increase the size of the Board to elect up to two such individuals.

Mr. Barnhill and the other Participants (as defined below) have filed a preliminary consent solicitation statement with the Securities and Exchange Commission (the “SEC”) and intends to solicit consents from the shareholders of TESSCO after filing a definitive consent solicitation statement with the SEC.

Important Additional Information

Mr. Barnhill, the Nominees, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the potential solicitation of consents from the Company’s shareholders to remove Underperforming Directors and the election of the Nominees to fill four of the resulting vacancies (as well as certain amendments to the bylaws of the Company proposed in connection therewith). We intend to file a definitive consent solicitation statement and a WHITE consent card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC. Shareholders will be able to obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board of Directors of the Company and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of Common Stock (approximately 18.6% of the outstanding shares) of the Company (“Common Stock”), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Company Common Stock, RBB-CRB, LLC owns 109,125 shares of Company Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Company Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Company Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Company Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,712,771 shares of Common Stock outstanding as of July 31, 2020, as reported in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2020. Christopher Barnhill may be considered a participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.

Investor/Media Contacts:

Harkins Kovler, LLC
Peter Harkins, Jr. / Rahsaan Wareham
(212) 468-5394 / (212) 468-5399
pcharkins@harkinskovler.com / rwareham@harkinskovler.com